UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2017

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

(425) 205-2900

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alder BioPharmaceuticals, Inc. (the “Company”) and Timothy M. Whitaker, M.D., the Company’s Chief Medical Officer, entered into a Separation and Consulting Agreement on November 2, 2017 (the “Agreement”) pursuant to which Dr. Whitaker’s employment with the Company will cease on December 31, 2017 (the “Separation Date”). The Company has retained an executive search firm and initiated a process to identify its next Chief Medical Officer.

The Company remains on track to announce top-line results from its second Phase 3 pivotal trial, PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 2 (PROMISE 2) evaluating eptinezumab for the prevention of chronic migraine, in the first half of 2018. The Company also remains on track to file its Biologics License Application for eptinezumab with the U.S. Food and Drug Administration in the second half of 2018.

Pursuant to the Agreement, in exchange for Dr. Whitaker’s full general release of claims, the Company has agreed: (i) to pay cash severance equal to ten months of his current base salary and monthly annual target bonus (defined as 1/12 of his annual target bonus), less all applicable withholdings and deductions, paid in equal installments on the Company’s regular payroll schedule over the ten-month period following the Separation Date (the “Severance Period”); and (ii) to pay the COBRA premiums necessary to continue Dr. Whitaker’s health insurance coverage (including dependent and other family member coverage, if any) until the earliest of (A) the last day of the Severance Period, (B) the date on which Dr. Whitaker and his dependents are covered by another employee’s group health plan or (C) the date on which Dr. Whitaker is no longer eligible for continuation coverage under COBRA.

Under the Agreement, Dr. Whitaker will consult for the Company for a period commencing on the date after the Separation Date and continuing for a period of six months, which consulting period is terminable at any time by Dr. Whitaker or by the Company under certain limited circumstances (the period of time Dr. Whitaker is retained as a consultant, the “Consulting Period”). All outstanding equity awards previously granted to Dr. Whitaker under the Company’s equity incentive plans will continue to vest during the Consulting Period. Dr. Whitaker will be entitled to exercise any vested equity awards until the earlier of the date which is four months after the end of the Consulting Period and the original expiration date of each such equity award.

The foregoing benefits are in full satisfaction, and in lieu of, the Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan, as amended and restated effective December 15, 2016. The Agreement will become effective on the eighth day following Dr. Whitaker’s execution thereof, unless revoked by Dr. Whitaker prior to such day.

The foregoing summary of the Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

This Current Report on Form 8-K contains forward-looking statements, including, without limitation, statements relating to: the continued development and clinical, therapeutic and commercial potential of eptinezumab; the availability of clinical trial data; future regulatory submissions; future events and performance under the referenced Agreement; and the Company’s search for a new Chief Medical Officer. Words such as “will,” “on track,” “announce,” “file,” “continue,” “entitled,” or other similar words or expressions, identify forward-looking statements, but the absence of these words or expressions does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this Current Report on Form 8-K are based upon the Company’s current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: risks related to the potential failure of eptinezumab to demonstrate safety and efficacy in clinical testing; the availability of data at the expected times; the clinical, therapeutic and commercial value of eptinezumab; risks and uncertainties related to regulatory review and approval processes and the Company’s compliance with applicable legal and regulatory requirements; the uncertain timing and level of expenses associated with the development of eptinezumab; the sufficiency of the Company’s capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the Securities and Exchange Commission (SEC) on August 8, 2017, and is available on the SEC’s website at www.sec.gov, and in the Company’s other filings with the SEC. The forward-looking statements made in this Current Report on Form 8-K speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.

Dated: November 7, 2017	By:	/s/ Randall C. Schatzman
Randall C. Schatzman
President and Chief Executive Officer